EXHIBIT 11



                      SIERRA MONITOR CORPORATION

                   NET INCOME PER SHARE COMPUTATIONS

             YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                     (All amounts in thousands except per share)
                                                       1995     1994     1993
                                                       ----     ----     ----

Weighted average shares outstanding

       Common Stock                                   10,266   10,246    9,765

       Common Stock equivalents - options                232      168      155
                                                      ------   ------    -----

       Total weighted average shares outstanding      10,499   10,414    9,920
                                                      ======   ======    =====

Net income                                               $18     $517     $750
                                                         ===     ====     ====

Net income per share                                   $0.00    $0.05    $0.08
                                                       =====    =====    =====

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